Exhibit 107.1

Calculation of Filing Fee Table
Form
S-8
(Form Type)
Stepan Company
(Exact name of registrant as specified in its charter)
Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $1.00 par value per share	Other	500,000 (2)	$47.955 (3)	$23,977,500	$ 153.10 per $1,000,000	$3,671

Total Offering Amounts					$23,977,500		$3,671

Total Fee Offsets							$—

Net Fee Due							$3,671

(1)
Represents shares of common stock, par value $1.00 per share, of Stepan Company issuable pursuant to the Stepan Company 2022 Equity Incentive Compensation Plan (Amended and Restated Effective April 29, 2025) (the “A&R 2022 Plan”).

(2)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of common stock of the Registrant which may be issued pursuant to the A&R 2022 Plan to prevent dilution from stock splits, stock dividends or similar transactions.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low prices of the common stock of the Registrant on the New York Stock Exchange on April 25, 2025.